Exhibit 10.3

Execution Version

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of July, 2008 by and among MOBILE SATELLITE VENTURES LP, a Delaware limited partnership (“MSV”), MOBILE SATELLITE VENTURES FINANCE CO., a Delaware corporation (“MSV Finance Co.” and, together with MSV, the “Issuers”), SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”), HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., a Cayman Islands fund, and HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P., a Delaware limited partnership (collectively, the “Purchasers”).

In consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.    Definitions; Certain Rules of Construction.  As used in this Agreement, the following terms shall have the following respective meanings:

“14% Notes Indenture” means the Indenture, dated as of March 30, 2006, by and among the Issuers, the Guarantors named therein, and The Bank of New York, a New York banking corporation, as Trustee, relating to the 14% Senior Secured Discount Notes of the Issuers, as such Indenture is in effect on the date of this Agreement (and without regard to any subsequent amendment thereto).

“16.5% Notes” has the meaning assigned to it in Section 5.10 hereof.

“16.5% Notes Indenture” means the Indenture, dated as of January 7, 2008, by and among the Issuers, the Guarantors named therein, and The Bank of New York, a New York banking corporation, as Trustee, relating to the 16.5% Senior Notes of the Issuers, as such Indenture is in effect on the date of this Agreement (and without regard to any subsequent amendment thereto).

“16.5% Notes Supplemental Indenture” means the Supplemental Indenture to the 16.5% Notes Indenture substantially in the form of Exhibit D hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this Agreement, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Antitrust Laws” means the HSR Act, as amended, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“April Warrants” means one or more warrants to purchase an aggregate of 17,500,000 shares of Common Stock, substantially in the form attached as Exhibit A-2 hereto.

“Authorizations” has the meaning assigned to it in Section 4.14(a) hereof.

“Board” means the board of directors MSV GP or any duly authorized committee thereof.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closings” has the meaning assigned to it in Section 3.2 hereof.

“Closing Dates” has the meaning assigned to it in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Voting Common Stock and the Non-Voting Common Stock.

“Company Transaction Proposal” has the meaning assigned to it in Section 8.6(e) hereof.

“Disclosure Schedules” has the meaning assigned to it in Section 4 and Section 4A hereof.

“DOJ” has the meaning assigned to it in Section 6 hereof.

"Encumbrance" means any mortgage, pledge, hypothecation, claim, charge, security interest, encumbrance, option, lien, put or call right, right of first offer or refusal, proxy, voting right or other restrictions or limitations of any nature whatsoever in respect of any property or asset, whether or not filed, recorded or otherwise perfected under applicable Law, other than (a) those resulting from Taxes which have not yet become delinquent or (b) minor liens and encumbrances that do not materially detract from the value of the property or asset, or materially impair the operations of either Issuer or SkyTerra or materially interfere with the use of such property or asset.

“Environmental Protection Laws” means any Law enacted in any jurisdiction in connection with or relating to the protection or regulation of the environment, including those Laws regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

“ERISA Plan” has the meaning assigned to it in Section 4.25(e) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Exchange Act Reports” means SkyTerra’s reports filed with the SEC since December 31, 2007, pursuant to Section 13 of the Exchange Act.

“Existing High Yield Indentures” means the 14% Notes Indenture and the 16.5% Notes Indenture.

“FCC” has the meaning assigned to it in Section 4.14(a) hereof.

“First Closing Date” has the meaning assigned to it in Section 3.1(a) hereof.

“Fourth Closing Date” has the meaning assigned to it in Section 3.1(a) hereof.

“FTC” has the meaning assigned to it in Section 6 hereof.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” has the meaning assigned to it in Section 4A.6 hereof.

“Indebtedness” has the meaning assigned to it in the Indenture.

“Indenture” means the Indenture in the form attached hereto in Exhibit B.

“Intellectual Property” has the meaning assigned to it in Section 4.18(a) hereof.

“IRS” means the Internal Revenue Service.

“Issuers” has the meaning assigned to it in the Preamble.

“in writing” means any form of written communication or a communication by means of facsimile transmission, in all events delivered in accordance with Section 9.3(c) or Section 9.3(d).

“January Warrants” means one or more warrants to purchase an aggregate of 7,500,000 shares of Common Stock, substantially in the form attached as Exhibit A-1 hereto.

“Law” means any constitution, treaty, statute, law, ordinance, regulation, rule, standard, code, rule of common law, order or other requirement or rule enacted or promulgated by any Governmental Authority.

“Material Adverse Effect” means any events, facts, changes or circumstances which have had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, operations or financial condition of SkyTerra, the Issuers and their Subsidiaries, taken as a whole, except to the extent that such adverse effect results from (a) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (b) financial or securities market fluctuations or conditions; (c) changes in, or events or conditions affecting, the satellite telecommunications industry generally; (d) changes in applicable Law or in GAAP; (e) compliance with the terms of, or the taking of any action required by, the MCSA, this Agreement or consented to by the Purchasers, or the failure to take any actions for which the Purchasers and Harbinger Co-

Investment Fund, L.P. have withheld their consent pursuant to Section 16.1(k) of the MCSA; or (f) the failure of any in-orbit assets of SkyTerra and its Subsidiaries existing as of the date of this Agreement (which, for the avoidance of doubt, consist of two satellites known as MSAT-1 and MSAT-2) unless such failure constitutes a material threat to the Authorizations or would be likely to hinder the ability of SkyTerra and its Subsidiaries to obtain material new permits, licenses, certificates, registrations or other similar authorizations; provided, however, that the exclusions set forth in clauses (a) to (d) shall not apply if the impact on SkyTerra, the Issuers and their Subsidiaries, taken as a whole, is materially disproportionate to the impact on other satellite companies involved in a business similar to that of SkyTerra, the Issuers and their Subsidiaries.

“MCSA” means the Master Contribution and Support Agreement dated July 24, 2008 among the Purchasers, Harbinger Co-Investment Fund, L.P., SkyTerra, MSV and Mobile Satellite Ventures Subsidiary LLC.

“MSV” has the meaning assigned to it in the Preamble.

“MSV GP” means Mobile Satellite Ventures GP, Inc., a Delaware corporation and the general partner of MSV.

“MSV Finance Co.” has the meaning assigned to it in the Preamble.

“MSV Option Exchange” means the revised offer by SkyTerra to issue options to purchase shares of Common Stock in exchange for the termination of outstanding options to purchase limited partnership units of MSV pursuant to the prospectus dated May 15, 2008, as supplemented to date, filed by SkyTerra with the SEC pursuant to Rule 424(b)(3) under the Securities Act on Registration Statement No. 333-144093.

“Non-Voting Common Stock” means the non-voting common stock, par value $0.01 per share, of SkyTerra.

“Notes” has the meaning assigned to it in Section 2 hereof.

“Original Issue Date” means the date on which the January Warrants are first issued.

“Payment-in-Kind Notes” means additional Notes issued under the Indenture on the same terms and conditions as the Notes issued on a particular Closing Date for the purpose of paying interest on the Notes issued on such Closing Date.

“Pension Plan” has the meaning assigned to it in Section 4.25(e) hereof.

“Permits” has the meaning assigned to it in Section 4.15 hereof.

“Person” means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any Governmental Authority.

“Public Offering” means an underwritten public offering or a registered direct placement resulting in net proceeds to SkyTerra or any of its Subsidiaries of at least $50,000,000.

“PUC” has the meaning assigned to it in Section 4.14(a) hereof.

“Purchasers” has the meaning assigned it in the Preamble.

“Registration Rights Agreement” means the Registration Rights Agreement attached as Exhibit E to the MCSA.

“Registration Statements” means SkyTerra’s registration statements filed with the SEC since December 31, 2007, pursuant to the Securities Act.

“Restricted Common Stock” means shares of Non-Voting Common Stock or Voting Common Stock which are, or which upon their issuance on the exercise of the Warrants would be, and shares of Voting Common Stock issued upon exchange of such shares of Non-Voting Common Stock pursuant to Section 8.1, evidenced by a certificate bearing the restrictive legend set forth in Section 8.3(a) hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the Exchange Act Reports and the Registration Statements.

“Second Closing Date” has the meaning assigned to it in Section 3.1(a) hereof.

“Securities” mean, collectively, the Notes and the Warrants.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any “significant subsidiary” of the Issuers within the meaning of Rule 1-02 under Regulation S-X.

“SkyTerra” has the meaning assigned to it in the Preamble.

“Subsidiary” means, with respect to any Person at any time, (a) any other Person the accounts of which would be required by GAAP to be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person the capital securities of which, having ordinary voting power to elect a majority of the board of directors (or other Persons having similar functions) are, or other ownership interest ordinarily constituting a majority voting interest is, at such time, directly or indirectly, owned or controlled by such first Person or one or more of its Subsidiaries.  Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Issuers.

“Superior Proposal” has the meaning assigned to it in Section 8.6(e) hereof.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial,

local, or foreign tax authority, including any gross income, net income, alternative or add on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back up withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer, gains taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Third Closing Date” has the meaning assigned to it in Section 3.1(a) hereof.

“Transaction Documents” means, collectively, this Agreement, the Warrants, the Notes, the Registration Rights Agreement and the Indenture, as well as all certificates and exhibits executed or delivered in connection with such agreements.

“Voting Common Stock” means the voting common stock, par value $0.01 per share, of SkyTerra.

“Warrants” means the January Warrants and the April Warrants.

“Warrant Stock” has the meaning assigned to it in Section 8.3(a).

2.         Financial Terms of the Notes.  The Issuers have authorized or will authorize prior to the Closing Dates the issuance and sale to the Purchasers of up to $500,000,000 aggregate principal amount (plus any additional amounts necessary to satisfy their obligations to deliver Payment-in-Kind Notes) of the Issuers’ 16.00% Senior Unsecured Notes due July 1, 2013 (the “Notes”) to be issued pursuant to the Indenture.  Interest on the Notes will accrue from the issue date of such Notes at a rate of 16.00% per annum, computed on the basis of a 360-day year of twelve 30-day months, payable semi-annually in arrears on each July 1 and January 1, commencing July 1, 2009.  Until and including January 1, 2011, each and every interest payment on the Notes will be payable, at the option of the Issuers, (i) in cash (a “Cash Payment”), (ii) in the form of Payment-in-Kind Notes or (iii) in a combination of Cash Payment and Payment-in-Kind Notes, with any Cash Payment being allocated pro rata among all Notes on which interest is due on such date; provided, however, that interest payments on each Note shall be made wholly in the form of a Cash Payment (x) upon any prepayment of such Note (to the extent accrued on the amount being prepaid), (y) upon the scheduled maturity of such Note and (z) at such other time as such Note becomes due and payable (whether by acceleration or otherwise).  Commencing July 1, 2011, interest on the Notes will be payable in cash only.  The Notes will mature on July 1, 2013.

3.         Purchase and Sale of the Securities.

3.1           Purchase and Sale.  Subject to and upon the terms and conditions set forth in this Agreement, the Indenture and the Warrants: (i) the Issuers agree to issue and sell to the Purchasers, and the Purchasers hereby agree to purchase from the Issuers, $150,000,000 principal amount of the Notes on January 6, 2009 or at such other time as the Issuers and the Purchasers may agree (“First Closing Date”), $175,000,000 principal amount of the Notes on April 1, 2009 or at such other time as the Issuers and the Purchasers may agree (“Second

Closing Date”), $75,000,000 principal amount of the Notes on July 1, 2009 or at such other time as the Issuers and the Purchasers may agree (“Third Closing Date”) and $100,000,000 principal amount of the Notes on January 4, 2010 or at such other time as the Issuers and the Purchasers may agree (“Fourth Closing Date”, and together with the First Closing Date, Second Closing Date and Third Closing Date, collectively, the “Closing Dates”) and (ii) SkyTerra agrees to issue and sell to the Purchasers, and the Purchasers hereby agree to purchase from SkyTerra, the January Warrants on the First Closing Date and the April Warrants on the Second Closing Date.

3.2           Closings. The closings of the sales to, and purchases by, the Purchaser of the Securities as contemplated by Section 3.1 (the “Closings”) shall occur at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153-0119, on the respective Closing Dates, subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Section 7 hereof and in the Indenture, or at such other time and place as the Issuers and the Purchasers may agree.  At each Closing, the Issuers shall deliver to the Purchasers one or more Notes, substantially in the form set forth in the Indenture, evidencing the principal amount of the Notes to be sold on such Closing Date, and at the First Closing Date and the Second Closing Date, SkyTerra shall deliver to the Purchasers one or more instruments evidencing the January Warrants and the April Warrants, respectively, in each case registered in the names of the Purchasers, against delivery to the Issuers of an amount equal to 100% of the principal amount of the Notes to be sold on such Closing Date by wire transfer of immediately available funds to an account or accounts that the Issuers designate in writing to the Purchasers at least two Business Days prior to the applicable Closing Date.

4.         Representations and Warranties of the Issuers. Except as disclosed in the Disclosure Schedules delivered concurrently herewith (the “Disclosure Schedules”), the Issuers jointly and severally hereby make the following representations and warranties:

4.1           Status.  Each of the Issuers and their Significant Subsidiaries (a) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged, and presently proposes to engage, and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified or be in good standing would reasonably be expected to have a Material Adverse Effect.  Neither of the Issuers nor any of their Significant Subsidiaries is currently in violation of any of the provisions of its Certificate of Incorporation or By-laws (or other applicable charter documents), each as amended to date.

4.2           Power and Authority.  All corporate or other action on the part of each of the Issuers necessary for the authorization, execution, delivery and performance of this Agreement and the Indenture and the consummation of the transactions contemplated herein and therein have been taken or will have been taken prior to the Closing Date for such document or transaction.  This Agreement and the Indenture, when executed and delivered by each of the Issuers, shall constitute the legal, valid and binding obligation of the Issuers and shall be enforceable against the Issuers in accordance with the respective terms of such agreements, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  The Issuers have all requisite corporate or other, as applicable, power and authority to enter into this Agreement and the Indenture, and to carry out and perform their obligations under the terms hereof and thereof.

4.3           No Violation.  Assuming the entry by the Issuers and the Trustee into the 16.5% Notes Supplemental Indenture and the supplemental indenture contemplated by Section 16.19 of the MCSA, none of the execution, delivery and performance by the Issuers of this Agreement or the Indenture or compliance with the terms and provisions hereof and thereof (a) will contravene any applicable provision of any applicable Law, (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the property or assets of either of the Issuers or any of their Significant Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other material instrument to which either of the Issuers or any of their Significant Subsidiaries is a party or by which it or any of its or their property or assets are bound or to which it may be subject, or result in the acceleration of any obligation of the Issuers or (c) will violate any provision of the Certificate of Incorporation or By-laws (or other applicable charter documents) of the Issuers, each as amended to date, except in the case of (a) or (b), where such breach or conflict would not reasonably be expected to have a Material Adverse Effect.

4.4           Capitalization.  Section 4.4 of the Disclosure Schedules discloses the number of authorized, issued and outstanding limited partnership units of MSV, and outstanding warrants and options to purchase limited partnership units of MSV as of the date hereof.  As of the date hereof, 100,000 limited partnership units were reserved for future issuance pursuant to outstanding options, restricted shares/phantom units, and warrants issued by MSV (assuming the consummation of the MSV Option Exchange).  As of the date hereof, 6,400,000 additional limited partnership units were authorized and reserved for future issuance pursuant to option and other equity plans adopted or approved by MSV (assuming the consummation of the MSV Option Exchange).  As of the date hereof, except as disclosed in Section 4.4 of the Disclosure Schedules, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from MSV or any wholly-owned Subsidiary of any of MSV’s limited partnership units or voting agreements with respect to equity of MSV.  All outstanding limited partnership units of MSV have been duly authorized, validly issued, fully paid and nonassessable.  As of the date hereof, except as disclosed in Section 4.4 of the Disclosure Schedules, there are no anti-dilution or price adjustment provisions contained in any security issued by MSV (or in any agreement providing rights to security holders). None of the outstanding limited partnership units of MSV were issued in violation of the Securities Act or any state securities laws.

4.5           Valid Issuance of the Notes.  The Notes have been or prior to their issuance will be duly authorized and when delivered against payment therefor in accordance with this Agreement and the Indenture will constitute valid and binding obligations of the Issuers, entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms.

4.6           Litigation.  Except as disclosed in Section 4.6 of the Disclosure Schedules, no actions, suits, claims, investigations or proceedings are pending or, to the Issuers’ knowledge, threatened or reasonably likely to be asserted that would reasonably be expected to have, individually or in the aggregate, (a) a Material Adverse Effect or (b) an adverse effect on the rights or remedies of the Purchasers or on the ability of the Issuers or their Significant Subsidiaries to perform their respective obligations under the Transaction Documents.  Except as disclosed in Section 4.6 of the Disclosure Schedules, neither of the Issuers nor any of their Significant Subsidiaries is a party to or named in or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority.

4.7           Approvals.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 5 below, except (a) for any required filings and recordings which have been made and are in full force and effect, (b) for applicable blue sky notice filings, and (c) for the consents, approvals, authorizations, orders, registrations, qualifications, notices or filings disclosed in Section 4.7 of the Disclosure Schedules, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Person or Governmental Authority, is required to authorize or is required for or as a condition to (i) the execution and delivery of the Transaction Documents or the consummation of the issuance and sale of the Notes contemplated hereby or (ii) the legality, validity, binding effect or enforceability of the Transaction Documents.  The execution and delivery by the Issuers of this Agreement and the Indenture and the issuance of the Notes do not require the consent or approval of the security holders of the Issuers or of any other Person.

4.8           Indebtedness.  Except for Indebtedness disclosed in Section 4.8 of the Disclosure Schedules and in SkyTerra’s Annual Report on Form 10-K for the year ended December 31, 2007, and in SkyTerra’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, or incurred pursuant to this Agreement, the Issuers and their Significant Subsidiaries, taken as a whole, have no Indebtedness outstanding at the date hereof.  Neither the Issuers nor any Significant Subsidiary are in default with respect to any outstanding Indebtedness or any instrument relating thereto, and no event has occurred, or facts and circumstances exist, which, after passage of time, would result in such a default.

4.9           Investment Company Act.  Neither of the Issuers is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

4.10         No Material Adverse Effects.  Except as disclosed in Section 4.10 of the Disclosure Schedules, since December 31, 2007 through the date hereof, (a) no event has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) no event has occurred, and the Issuers have not taken any action, that would have required the consent of the Purchasers pursuant to Section 16.1 of the MCSA had such event or action occurred after the date of the MCSA.

4.11         Tax Returns and Payments.  Except as would not reasonably be expected to have a Material Adverse Effect or except as disclosed in Section 4.11 of the Disclosure Schedules, (a) each of the Issuers and Significant Subsidiaries has filed all domestic and foreign Tax returns and reports required to be filed by it, all such returns and reports are true and correct to the best of the Issuers’ knowledge, and each of the Issuers and Significant Subsidiaries has paid all Taxes and other assessments shown due on such returns and reports; (b) there is no pending or, to the knowledge of the Issuers, threatened non-routine examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of either of the Issuers or any of the Significant Subsidiaries; (c) none of the Issuers or any of the Significant Subsidiaries have received written notice of a determination by any taxing authority that any material Tax amounts are owed by the Issuers or any of the Significant Subsidiaries, which determination has not been paid, compromised, or otherwise finally disposed of, and, to the knowledge of the Issuers, no such determination is proposed or threatened; and (d) there are no Encumbrances arising from or related to Taxes on or pending against either of the Issuers or any of the Significant Subsidiaries, or any of their properties, other than statutory liens for Taxes that are not yet due and payable.

4.12         Significant Subsidiaries.  As of the date hereof, the Issuers have no directly or indirectly held Significant Subsidiary other than those disclosed in Section 4.12 of the Disclosure Schedules.  Except as disclosed in Section 4.12 of the Disclosure Schedules, each of the Issuers and their Significant Subsidiaries has good and marketable title to all of the shares (or other equity interests) it purports to own of the stock of each Significant Subsidiary, free and clear in each case of any Encumbrance (defined for purposes hereof without regard to the exceptions contained in (a) and (b) of the definition of Encumbrance), except as otherwise pledged in the 14% Notes Indenture.  All such shares have been duly authorized, validly issued and are fully paid and nonassessable.  As of the date hereof, the Issuers are not party to any joint venture or similar arrangement, except as disclosed in Section 4.12 of the Disclosure Schedules.

4.13         Properties.  Except as disclosed in Section 4.13 of the Disclosure Schedules, each of the Issuers and each of their Significant Subsidiaries owns all of its respective properties and assets, free and clear of all Encumbrances.  With respect to leased property and assets, the Issuers and their Significant Subsidiaries are in material compliance with such leases and hold a valid leasehold interest, free of any Encumbrances, except as would not reasonably be expected to have a Material Adverse Effect.

4.14         Regulatory Matters.

(a)           Authorizations.  Section 4.14(a)(i) of the Disclosure Schedules lists all material Federal Communications Commission (“FCC”), state public utility commission (“PUC”) and foreign regulatory authority permits, licenses, certificates, registrations and other similar material authorizations held by the Issuers and their Significant Subsidiaries as of the date hereof (collectively, the “Authorizations”).  Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, the Issuers and their Significant Subsidiaries have all necessary or appropriate Authorizations for the conduct of their business as such business is being conducted as of the date hereof.  Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, the Issuers and their Significant Subsidiaries are in compliance with all such Authorizations and any terms and conditions thereof, except as would not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, each Authorization which is material to the business of the Issuers is valid and in full force and effect, and, as of the date hereof, the Issuers and their Significant Subsidiaries have not received notice from the FCC, any PUC, or any foreign regulatory authority of its intention to revoke, suspend, condition or fail to renew any such Authorization.  Except as disclosed in Section 4.14(a)(ii) of the Disclosure Schedules, no event has occurred or facts and circumstances exist, which allows or would reasonably be expected to allow, or which after notice or lapse of time would allow or would reasonably be expected to allow, revocation, suspension, non-renewal or termination or result in any other material impairment of the Issuers’ or their Significant Subsidiaries’ rights under any of its Authorizations.

(b)           Compliance with Laws.  Except as disclosed in Section 4.14(b) of the Disclosure Schedules, the conduct of the Issuers’ and their Significant Subsidiaries' business complies with all applicable U.S., state, local and foreign Laws (including, without limitation, the Communications Act of 1934, as amended, and the Communications Assistance for Law Enforcement Act), ordinances, rules, regulations, and orders (including, without limitation, those issued by the FCC, any PUC or any foreign regulatory authority), in each case, except as would not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 4.14(b) of the Disclosure Schedules, none of the Issuers nor any of their respective Significant Subsidiaries is in violation of any applicable Environmental Protection Laws and, to the Issuers’ knowledge, no material expenditures are or will be required in order to comply with any such Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(c)           Regulatory Filings.  As of the date hereof, the Issuers and their Significant Subsidiaries have made all material regulatory filings required, and paid all applicable fees and assessments imposed, with respect to the Authorizations, including but not limited to FCC regulatory fees, Universal Service Fund contributions, Telecommunications Relay Service Fund contributions, and North American Numbering Plan fees, and all such filings and the calculation of such fees, are accurate in all material respects.

4.15         Permits. The Issuers and their Significant Subsidiaries have all franchises, permits, licenses and any similar authority (the “Permits”) necessary for the conduct of their business as being conducted by them, the lack of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Issuers, threatened, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Issuers believe they can obtain, without undue burden or expense, any similar authority for the conduct of their business as presently proposed to be conducted as of the date hereof.  The Issuers and their Significant Subsidiaries are not in default under any of such Permits.

4.16         Brokers.  Neither of the Issuers nor any Significant Subsidiary has any liability to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated, all fees of which shall be paid by MSV or SkyTerra.

4.17         Leases.  Each of the Issuers and the Significant Subsidiaries has complied with all material obligations under all leases for real property to which it is a party as a lessee.  All leases relating to the leasehold estates of each of the Issuers and the Significant Subsidiaries necessary for the conduct of the business of such Person are, with respect to the Issuers, valid and enforceable, and, to the knowledge of the Issuers, are, valid and enforceable with respect to the lessor, and each of the Issuers and the Significant Subsidiaries that is the lessee in respect thereof currently enjoys peaceful and undisturbed possession of the premises subject thereto.

4.18         Intellectual Property.

(a)           Except as disclosed in Section 4.18(a) of the Disclosure Schedules, the Issuers and each of their Significant Subsidiaries owns, possesses or has the right to use, exploit and/or practice patents, trade secrets, trademarks, service marks, trade names and copyrights, including pursuant to any franchise and license agreements, and rights with respect thereto (collectively, “Intellectual Property”), necessary for the present conduct of its business and as such business is proposed to be conducted.

(b)           Except as disclosed in Section 4.18(b) of the Disclosure Schedules, there are no outstanding options, licenses, or agreements of any kind relating to the Issuers’ and/or its Significant Subsidiaries’ Intellectual Property with the exception of agreements for the sale or license of the Issuers’ products or services in the ordinary course of business.

(c)           Except as disclosed in Section 4.18(c) of the Disclosure Schedules, neither of the Issuers nor any their Significant Subsidiaries is a party to any agreement or license under which the Issuers or any Significant Subsidiary acquires any right, license, title or interest in, under or to any third party Intellectual Property (including without limitation any license to open source software), other than (i) licenses that are available to the public generally for a license fee of less than $10,000 (other than open source software) and that were obtained in the ordinary course of business; and (ii) license or ownership rights arising from services or development agreements (or the like) made with third parties in the ordinary course of business.

(d)           The Issuers have not received any communications alleging that the Issuers or any Significant Subsidiary has violated, infringed or misappropriated or, by conducting its business as presently proposed, would violate, infringe or misappropriate any of the Intellectual Property of any other Person.

(e)           Except as disclosed in Section 4.18(e) of the Disclosure Schedules, to the knowledge of the Issuers and their Significant Subsidiaries, no Person is infringing or misappropriating the Intellectual Property of the Issuers or their Significant Subsidiaries.

(f)           Except as disclosed in Section 4.18(f) of the Disclosure Schedule, neither of the Issuers nor any Significant Subsidiary is subject or a party to any order, decree, judgment, stipulation or agreement restricting its ability to conduct its business, including the sale of products or services in any geographic area, market or field.

4.19         Securities Laws. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 5, the offer, sale and issuance of the Notes as provided in this Agreement is and is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

4.20         Insurance.  Except as disclosed in Section 4.20 of the Disclosure Schedules the Issuers and the Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and sufficient to address risks anticipated in the businesses in which the Issuers and the Significant Subsidiaries are currently engaged.  Except as disclosed in Section 4.20 of the Disclosure Schedules, neither of the Issuers nor any Significant Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain coverage from reputable insurers as may be necessary to continue its business without a significant increase in cost.

4.21         No Defaults.  Except as disclosed in Section 4.21 of the Disclosure Schedules, each of the Issuers and their Significant Subsidiaries has complied in all material respects with the terms and conditions of any indenture, mortgage, deed of trust, agreement, note or other instrument evidencing Indebtedness of the Issuers or their Significant Subsidiaries, and, except as disclosed in Section 4.21 of the Disclosure Schedules, none of the Issuers or their Significant Subsidiaries or, to the best knowledge of the Issuers, any other party thereto is in default in the performance or compliance with any provisions thereof, except as would not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 4.21 of the Disclosure Schedules, all of the foregoing instruments are in full force and effect as of the date hereof and have not been terminated, rescinded or withdrawn, except as would not reasonably be expected to have a Material Adverse Effect.

4.22         Internal Accounting Controls.  Each of the Issuers maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23         MSV Finance Co.  MSV Finance Co. owns no material assets and engages in no material business activities other than being a co-issuer under the Existing High Yield Indentures and the transactions contemplated hereby.

4.24         Satellites.

(a)           Section 4.24(a) of the Disclosure Schedules sets forth a list of all contracts to which the Issuers or any of their Subsidiaries is a party or bound, for or related to the construction, launch, operation, sale or resale of capacity or services from, and/or the coordination of, satellites now in orbit or under construction that are used or planned to be used by the Issuers or any of their Subsidiaries, and the frequencies authorized for such use, including for terrestrial services (the “Satellite Contracts”) as of the date hereof. All of the Satellite Contracts are valid, binding and in full force and effect and the Issuers, and to the knowledge of the Issuers, the counterparties thereto are not in default under any material provision of any of such contracts.

(b)           The satellite health reports that are listed in Section 4.24(b) of the Disclosure Schedules are, as of the date hereof, the most recent satellite health reports issued for each of the satellites used by the Issuers or any of their Subsidiaries. The Issuers have provided to the Purchasers complete copies of such reports, and such reports fairly and accurately describe the health and anticipated remaining life of each such satellite.

(c)           Section 4.24(c) of the Disclosure Schedules provides a summary of the licensed spectrum actually available for use by the Issuers and their Subsidiaries in accordance with the coordination agreements to which the Issuers or any of their Subsidiaries is subject.

4.25         Employee Benefits.

(a)           All benefit and compensation plans, contracts, policies or arrangements covering current or former employees or other service providers of MSV and its Subsidiaries and current or former directors of MSV, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Non-US Benefit Plans”), are listed on Section 4.25(a) of the Disclosure Schedules, and each Benefit Plan which has received a favorable opinion letter from the IRS National Office, including any master or prototype plan, has been separately identified.  True and complete copies of all Benefit Plans listed on Section 4.25(a) of the Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to the Purchasers.

(b)           Section 4.25(b) of the Disclosure Schedule also sets forth the names, corporate and functional titles, hire dates and the 2007 and 2008 annual salaries, incentive compensation, bonuses and other compensation of all executive officers and current directors of MSV as of the date hereof.

(c)           Neither MSV nor any or its Subsidiaries nor any entity which is considered one employer with MSV under Section 4001 of ERISA or Section 414 of the Code (i) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (ii) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan as defined in Section 3(37) of ERISA.

(d)           There has been no amendment to or announcement by MSV or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(e)           Each Benefit Plan complies in form and has been operated in substantial compliance with its terms and the requirements of ERISA, the Code and other applicable  Laws.

Each Benefit Plan which is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, or is comprised of a master or prototype plan that has received an opinion from the IRS, covering all tax  Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and to the best knowledge of MSV no event has occurred that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such ERISA Plan under Section 401(a) of the Code.  To the Issuers’ knowledge, neither MSV nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject MSV or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither MSV nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(f)           Except as set forth in Section 4.25(f) of the Disclosure Schedules, as of the date hereof, there is no material pending or, to the best knowledge of the Issuers, threatened litigation relating to the Benefit Plans. Neither MSV nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan or collective bargaining agreement. MSV or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(g)           Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will (w) entitle any employees of MSV or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of MSV or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. No Benefit Plan or other agreement provides any employee, director or other service provider of MSV or its Subsidiaries with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Sections 409A or 4999 of the Code.

(h)           Neither MSV nor any of its Subsidiaries has any material liability by reason of an individual who performs or performed services for MSV or any of its Subsidiaries in any capacity being improperly excluded from participating in a Benefit Plan; and each of the employees of MSV and its Subsidiaries has been properly classified by MSV and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

4.26         Labor Matters.  Except as set forth in Section 4.26 of the Disclosure Schedule:

(a)           Neither MSV nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MSV or its Subsidiaries, nor are they under any current obligation to bargain with any bargaining agent on behalf of any such persons, nor, to the best knowledge of MSV, are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect MSV or any of its Subsidiaries.

(b)           There are no strikes, material organized slowdowns or material organized work stoppages pending or, to the best knowledge of MSV after due inquiry, threatened between MSV or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, and MSV has not experienced any such strike, slowdown or work stoppage within the past three (3) years.

(c)           Neither MSV nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract that could reasonably be expected to have a Material Adverse Effect and, to the best knowledge of MSV, there are no grievances outstanding against MSV or any of its Subsidiaries under any such contract that could reasonably be expected to have a Material Adverse Effect.

(d)           There are no unfair labor practice complaints pending against MSV or any of its Subsidiaries before the US National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of MSV or any of its Subsidiaries that could have a Material Adverse Effect.

(e)           MSV and its Subsidiaries are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages (including the payment of overtime), hours, worker classifications (including proper classification of any independent contractors or consultants), collective bargaining, unemployment insurance, workers’ compensation, discrimination and record-keeping.

(f)           To the best knowledge of the Issuers, each employee of MSV who is located in the United States and is not a United States citizen has all necessary approvals and authorizations necessary to work in the United States in accordance with applicable Law.

(g)           Each of MSV and its Subsidiaries has paid in full to all employees, or adequately reserved in accordance with MSV’s historical accounting practices, policies and principles consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees except to the extent as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)           There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or, to the best knowledge of the Issuers, is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by MSV or any of its Subsidiaries except to the extent as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)           As of the date hereof, neither MSV nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees.

(j)           There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the best knowledge of the Issuers, threatened with respect to MSV that could reasonably be expected to have a Material Adverse Effect.

(k)          As of the date hereof, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally-protected category, or any alleged violation of any privacy Laws, which has been asserted or, to the best knowledge of the Issuers, is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which MSV or any of its Subsidiaries has employed or currently employs any Person that could reasonably be expected to have a Material Adverse Effect.

(l)           As of the date hereof, neither MSV nor any of its Subsidiaries has received written notice of the intent of any federal, state, local or foreign Governmental Authority responsible for the enforcement of labor or employment  Laws to conduct an investigation with respect to or relating to MSV or any of its Subsidiaries and no such investigation is in progress.

(m)          Except as set forth in Section 4.26(m) of the Disclosure Schedule, as of the date hereof, neither MSV nor any of its Subsidiaries is aware that any officer intends to terminate employment with MSV or its Subsidiaries, as applicable.

4.27         No Undisclosed Relationships.  Except as set forth on Section 4.27 of the Disclosure Schedules, no relationship, direct or indirect, exists between or among the Issuers, on the one hand, and the directors, officers, stockholders or other Affiliates of the Issuers, on the other, that would be required by the Securities Act to be described in a registration statement to be filed with the SEC that has not been previously disclosed in an SEC Report.

4.28         Related Party Transactions.  Except as disclosed in Section 4.28 of the Disclosure Schedules, as of the date hereof, no executive officer or director of the Issuers: (a) has any cause of action or other claim whatsoever against, or owes any amounts to, the Issuers, except for claims of employees in the ordinary course of business, such as for accrued vacation pay or for accrued benefits under an employee benefit plan maintained by the Issuers; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Issuers are using or which is necessary for the business of the Issuers; (c) owns, other than ownership of less than 1% of the issued and outstanding equity of a publicly listed company, any direct or indirect interest of any kind in, or is an Affiliate or employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is (i) a competitor, supplier, customer, client, distributor, lessor, tenant, creditor or debtor of the Issuers, (ii) engaged in a business related to the business of the Issuers or (iii) participating in any transaction to which either of the Issuers is a party; or (d) otherwise is or has been a party to any contract or transaction with the Issuers, except for their respective employment contracts with the Issuers.

4.29         Solvency.  As of the date hereof (after giving effect to the transactions contemplated herein) and on each of the First Closing Date and the Second Closing Date (after giving effect to the transactions contemplated on such dates), MSV will be Solvent giving effect to any right of subrogation or contribution.  As used in this paragraph, the term “Solvent” means, with respect to a particular date and with respect to a particular entity, that on such date (i) the then present fair market value (or then present fair saleable value) of the assets of such entity is not less than the total amount required to pay the liabilities of such entity on its total then existing debts and liabilities (including contingent liabilities) as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such entity; (ii) assuming consummation of the issuance of the Harbinger Shares (as defined in the MCSA) as contemplated by the MCSA and this Agreement, such entity does not intend to incur, or believe that it will incur, debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iii) such entity is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such entity is engaged; and (iv) such entity is not a defendant in any civil action that would result in a judgment that such entity is or would become unable to satisfy.

4A           Representations and Warranties of SkyTerra.  Except as disclosed in the Disclosure Schedules, SkyTerra hereby makes the following representations and warranties:

4A.1              Corporate Status.  SkyTerra (a) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified or be in good standing would reasonably be expected to have a Material Adverse Effect.  SkyTerra is not currently in violation of any of the provisions of its Certificate of Incorporation or By-laws, each as amended to date.

4A.2              Corporate Power and Authority.  All corporate action on the part of SkyTerra necessary for the authorization, execution, delivery and performance of this Agreement and the issuance of the Warrants and the consummation of the transactions contemplated herein and therein have been taken or will be taken prior to the First Closing Date.  The Warrants when executed and delivered by SkyTerra, shall constitute the legal, valid and binding obligation of SkyTerra and shall be enforceable against SkyTerra in accordance with their respective terms and the terms of this Agreement, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. SkyTerra has all requisite corporate power and authority to enter into this Agreement and the Warrants and to carry out and perform its obligations under the terms hereof and thereof.

4A.3              No Violation.  None of the execution, delivery and performance by SkyTerra of this Agreement and the Warrants, or compliance with the terms and provisions hereof and thereof (a) will contravene any applicable provision of any applicable Law, (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the property or assets of SkyTerra or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other material instrument to which SkyTerra or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or result in the acceleration of any obligation of SkyTerra or (c) will violate any provision of the Certificate of Incorporation or By-laws of SkyTerra or any of its Subsidiaries, each as amended to date, except in the case of (a) and (b), where such breach or conflict would not reasonably be expected to have a Material Adverse Effect.

4A.4              Capitalization. Section 4A.4 of the Disclosure Schedules discloses the number of authorized, issued and outstanding shares of capital stock of SkyTerra, and outstanding warrants and options to purchase capital stock of SkyTerra as of the date hereof.  As of the date hereof, 1,596,571 shares of Common Stock are reserved for future issuance pursuant to outstanding options.  As of the date hereof, 12,828,411 shares of Common Stock are reserved for the MSV Option Exchange and up to 13,139,696 shares of Common Stock are reserved for future issuance pursuant to outstanding warrants issued by SkyTerra.  As of the date hereof, a total of 11,030,259 additional shares of Common Stock are authorized and reserved for future issuance pursuant to option and other equity plans adopted or approved by SkyTerra.  As of the date hereof, except as further disclosed in Section 4A.4 of the Disclosure Schedules or for the right to purchase SkyTerra Common Stock upon exercise of the Warrants, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from SkyTerra of any shares of SkyTerra’s capital stock or voting agreements with respect to equity of SkyTerra or any of its Subsidiaries.  All outstanding shares of the capital stock of SkyTerra have been duly authorized, validly issued, fully paid and nonassessable.  Except as disclosed in Section 4A.4 of the Disclosure Schedules, there are no obligations, contingent or otherwise, of SkyTerra or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or other equity securities of SkyTerra or its Subsidiaries.  Except as disclosed in Section 4A.4 of the Disclosure Schedules, the sale of the Warrants, and the issuance of any Common Stock upon exercise of the Warrants, will not result in SkyTerra being obligated to issue, sell or purchase, pursuant to any existing pre-emptive, anti-dilution, redemption or other right of third parties, shares of Common Stock or other securities to or from any Person (other than the Purchasers), and will not result in a right of any holder of convertible or contingent securities issued by SkyTerra to adjust the exercise, conversion, exchange or reset price under such securities, including, in any such case, pursuant to any “poison pill” or shareholders rights plan.  As of the date hereof, except as set forth in outstanding warrants or as disclosed in Section 4A.4 of the Disclosure Schedules, there are no anti-dilution or price adjustment provisions contained in any security issued by SkyTerra (or in any agreement providing rights to security holders). None of the outstanding Common Stock was issued in violation of the Securities Act or any state securities laws.

4A.5              Valid Issuance of the Common Stock.

(a)           The shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrants have been (or will, by the First Closing Date, be) duly authorized by SkyTerra and, when delivered in accordance with the terms of the Warrants (a) will be validly issued, fully paid and nonasessable, (b) assuming the waiver by the Purchasers of certain preemptive rights pursuant to Section 16.17 of the MCSA, will not be subject to any preemptive rights or any other similar contractual rights of the stockholders of SkyTerra or any other Person, and (c) will be delivered to the Purchasers or their designated transferee, free and clear of any Encumbrances (defined for purposes hereof without regard to the exceptions set forth in clauses (a) and (b) of the definition of Encumbrance) which are imposed by SkyTerra, or arise as a result of SkyTerra’s action or omission.  SkyTerra has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon the exercise in full of the Warrants.

(b)           The shares of Voting Common Stock issuable upon exchange of the shares of Non-Voting Common Stock in accordance with the terms of Section 8.1 hereof have been duly authorized by SkyTerra and, when delivered in accordance with the terms of this Agreement (a) will be validly issued, fully paid and nonasessable, (b) will not be subject to any preemptive rights or any other similar contractual rights of the stockholders of SkyTerra or any other Person, and (c) will be delivered to the Purchasers or their designated transferee, free and clear of any Encumbrances (defined for purposes hereof without regard to the exceptions set forth in clauses (a) and (b) of the definition of Encumbrance) which are imposed by SkyTerra, or arise as a result of SkyTerra’s action or omission.  SkyTerra has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon the exchange in full of the Non-Voting Common Stock.

4A.6              Approvals.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 5 below, except (a) in connection with or in order to comply with the applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and, if necessary, similar foreign competition or Antitrust Laws, and if necessary, any required stock exchange approvals, (b) for any required filings and recordings which have been made and are in full force and effect, (c) for applicable blue sky notice filings, and (d) the consents, approvals, authorizations, orders, registrations, qualifications, notices or filings disclosed in Section 4A.6 of the Disclosure Schedules, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Person or Governmental Authority, is required to authorize or is required for or as a condition to (i) the execution and delivery of the Transaction Documents or the consummation of the issuance and sale of the Warrants contemplated hereby or (ii) the legality, validity, binding effect or enforceability of the Transaction Documents.  The execution and delivery by SkyTerra of this Agreement and the issuance of the Warrants do not require the consent or approval of the security holders of SkyTerra or of any other Person.

4A.7              Conformity to Securities Act and Exchange Act; No Misstatement or Omission.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and the respective rules and regulations of the SEC thereunder, as in effect on the date so filed, and does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.  Since December 31, 2007, SkyTerra has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

4A.8              Financial Statements; Indebtedness.

(a)           Except as disclosed in Section 4A.8(a) of the Disclosure Schedules, the financial statements and supporting schedules included in SkyTerra’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Amendment to the SkyTerra 's Annual Report for the year ended December 31, 2007 on Form 10-K/A, and in SkyTerra’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, in each case filed with the SEC present fairly, in all material respects, the consolidated financial position of SkyTerra as of the dates specified and the consolidated results of their operations and cash flows for the periods specified, in each case, in conformity with GAAP applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto.

(b)           Except for Indebtedness disclosed in Section 4A.8(b) of the Disclosure Schedules and in SkyTerra’s Annual Report on Form 10-K for the year ended December 31, 2007, and in SkyTerra’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, SkyTerra has no material Indebtedness outstanding at the date hereof.  SkyTerra is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, and no event has occurred, or facts and circumstances exist, which, after passage of time or giving of notice, would result in such a default.

4A.9              Internal Accounting Controls.  SkyTerra maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  SkyTerra has established disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) for SkyTerra and designed such disclosure controls and procedures to ensure that information required to be disclosed by SkyTerra in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to SkyTerra’s management as appropriate to allow timely decisions regarding required disclosure.  SkyTerra has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

5.           Representations and Warranties of the Purchasers.  The Purchasers hereby make the following representations and warranties, as of the date hereof and as of each of the Closing Dates:

5.1           Authorization.  All corporate, partnership or limited liability company action on the part of each of the Purchasers necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, has been taken.  When executed and delivered by such Purchasers, each of this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligation of each of the Purchasers, enforceable against each of the Purchasers in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  Each of the Purchasers has all the requisite corporate power and authority to enter into each of this Agreement and the other Transaction Documents and to carry out and perform its obligations under the terms hereof and thereof.

5.2           Purchase Entirely for Own Account.  Each of the Purchasers is acquiring the Securities for its own account for investment and not for the account of any other Person or with a view to any resale, fractionalization, division, or distribution thereof in a manner that would require registration thereof or the transactions contemplated hereby under the Securities Act, and neither Purchaser presently has any reason to anticipate any change in such Purchaser’s circumstances or other particular occasion or event which would cause such Purchaser to sell the Securities other than in compliance with the requirements of the Securities Act.  The Purchasers have no contract, undertaking, agreement, understanding or arrangement with any Person to sell, transfer, or pledge to any Person any part or all of the Securities which such Purchasers are acquiring, or any interest therein, and have no present plans to enter into the same.  The Securities were not offered or sold to the Purchasers by means of any general solicitation or general advertisement.

5.3           Investor Status; Etc.  The Purchasers certify and represent to the Issuers that (i) they are each an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act and were not organized for the purpose of acquiring any of the Securities.  The Purchasers have adequate means of providing for their current needs and personal contingencies, have no need now, and anticipate no need in the foreseeable future, to sell the Securities, and currently have sufficient net worth and financial liquidity to afford a complete loss of their investment in the Issuers and SkyTerra.  The Purchasers have such knowledge and experience in financial and business matters so that the Purchasers are capable of evaluating the merits and risks of an investment in the Issuers and SkyTerra and have made such evaluation.  The Purchasers fully understand that the Securities are speculative investments which involve a high degree of risk of loss of the Purchasers’ entire investment.  No Person or entity, other than the Issuers or their authorized representatives, have offered the Securities to the Purchasers.    The Purchasers are able to bear the economic risk of an investment in the Securities.

5.4           Securities Not Registered. The Purchasers understand that neither the Securities nor the Warrant Stock issuable upon exercise of the Warrants or the Voting Common Stock issuable upon exchange of Warrant Stock that is Non-Voting Common Stock have been registered under the Securities Act, by reason of their issuance by the Issuers in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchasers understand that the exemptions from registration afforded by Rule 144 promulgated under the Securities Act (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.  The Purchasers have had an opportunity to ask questions of and receive answers from the management and authorized representatives of the Issuers and SkyTerra, and to review any other relevant documents and records concerning the business of the Issuers and SkyTerra and the terms and conditions of this investment, and that any such questions have been answered to the Purchasers’ satisfaction.  The Purchasers understand that no federal or state agency has passed upon or made any recommendation or endorsement of an investment in the Securities.

5.5           No Violation.  Neither the execution, delivery and performance by such Purchasers of this Agreement or the Transaction Documents nor compliance with the terms and provisions hereof and thereof by the Purchasers (a) will contravene any applicable provision of any Law applicable to the Purchasers, except as would not have a material adverse effect on the Purchasers’ ability to consummate the transactions contemplated hereby or (b) will violate any provision of the organizational documents of the Purchasers, except as would not have a material adverse effect on the Purchasers’ ability to consummate the transactions contemplated hereby.

5.6           Brokers. The Purchasers have no liability to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement, other than Merrill Lynch & Co., all fees of which shall be paid by the Purchasers.

5.7           Consents. Except (a) in connection with or in order to comply with the applicable provisions of the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, and (b) for any required filings and recordings with Governmental Authorities under Section 6, all consents, approvals, orders and authorizations required on the part of the Purchasers in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the date hereof.

5.8           Reliance. The Purchasers are relying solely upon the advice of their own financial, legal and Tax advisors and their entering into the transactions contemplated by this Agreement is the result of independent arm’s length negotiations among the Purchasers, SkyTerra and the Issuers.  The Purchasers acknowledge that the Issuers and SkyTerra are relying on the representation and warranties of the Purchaser contained in this Section 5 and would not consummate the transactions contemplated by this Agreement in the absence of the representations and warranties of the Purchaser contained in this Section 5.

5.9           Material Non-Public Information. The Purchasers hereby acknowledge that they are familiar with their responsibilities under federal and state securities laws relating to restrictions on trading in securities of an issuer while in possession of material, non-public information, and restrictions on sharing such information with other Persons who may engage in such trading.

5.10         16.5% Notes.  The Purchasers represent and warrant that they are the sole holders of all of the Issuers’ outstanding 16.5% Notes due 2013 (the “16.5% Notes”), including any additional 16.5% Notes issued after January 7, 2008 as paid-in-kind interest, issued pursuant to the 16.5% Notes Indenture, free and clear of any lien, pledge or encumbrance of any kind.  Each Purchaser consents to amend the 16.5% Notes Indenture as set forth in the 16.5% Notes Supplemental Indenture and agrees to take such actions as are reasonably necessary in order to effectuate the 16.5% Notes Supplemental Indenture as soon as reasonably practicable after the date hereof.

6.           Governmental and FCC Approval.  The parties will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.  Any fees associated with such notifications or applications shall be borne by the Issuers.  Each party shall, in connection with its obligation to use commercially reasonable efforts to obtain, or assist the other parties in obtaining, all such requisite authorizations, approvals or consents, use commercially reasonable efforts to (i) cooperate in all reasonable respects with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any communication received by such party from, or given by such party to, the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”), the FCC or any other Governmental Authority or quasi-governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any communication given by it to, and consult with the other parties in advance of any meeting or conference with, the DOJ, the FTC, the FCC or any such other Governmental Authority or quasi-governmental entity or, in connection with any proceeding by a private party, with any other Person and (iv) to the extent permitted by any applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

7.           Conditions Precedent.

7.1           Conditions to the Obligation of the Purchasers to Consummate the Closings. The obligation of the Purchasers to consummate each Closing on the respective Closing Date therefor and to purchase and pay for the Securities to be purchased by them on such Closing Date is subject to the satisfaction (or waiver by such Purchasers) of the following conditions precedent:

(a)           (i)  On the First Closing Date and the Second Closing Date, the representations and warranties of the Issuers and SkyTerra contained herein shall be true and correct in all material respects, provided that if any representation and warranty includes a materiality qualification (including the words "Material Adverse Effect," "material," "in all material respects" or like words) then, such representation and warranty shall be true and correct in all respects, as of such Closing Date with the same effect as though made on and as of such Closing Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date) and provided solely for purposes of this Section 7.1(a)(i), the Issuers may update Section 4.10 of the Disclosure Schedules, and the Issuers and SkyTerra shall have performed all obligations and conditions herein required to be performed or complied with by the Issuers and SkyTerra on or prior to such Closing Date.

(ii)  On the Third Closing Date and the Fourth Closing Date, the representations and warranties of the Issuers and SkyTerra contained herein shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "Material Adverse Effect," "material," "in all material respects" or like words) as of such Closing Date with the same effect as though made on and as of such Closing Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except with regard to the representations and warranties contained in Section 4.29 above as to which the Issuers shall not be providing any representation or warranty on such Closing Dates, and except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words "Material Adverse Effect," "material," "in all material respects" or like words) would not, individually or in the aggregate, have a Material Adverse Effect and provided solely for purposes of this Section 7.1(a)(ii), the Issuers may update Section 4.10 of the Disclosure Schedules, and the Issuers and SkyTerra shall have performed all obligations and conditions herein required to be performed or complied with by the Issuers and SkyTerra on or prior to such Closing Date.

(b)           There shall not be any Law, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority prohibiting or enjoining the transactions contemplated by this Agreement or the Transaction Documents.

(c)           The sale of the Securities to be issued on a particular Closing Date by the Issuers or SkyTerra, as applicable, shall not be prohibited by any Law on such Closing Date.  All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person, including, without limitation, all filings in accordance with Section 6 hereof, with respect to the purchase and sale of the Securities to be issued on a particular Closing Date shall have been duly obtained or made and shall be in full force and effect on such Closing Date; provided, however, that this shall not require all approvals needed to issue Voting Common Stock.

(d)           On the First Closing Date, the Purchasers shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Issuers and SkyTerra, an opinion, dated as of the First Closing Date, substantially in the form of the opinion letter dated January 7, 2008 delivered to the Purchasers, modified as appropriate to reflect the terms of this transaction.

(e)           MSV shall have delivered to the Purchasers a certificate dated as of each Closing Date and signed by the secretary or other officer of MSV GP, certifying (i) that the copies of the Limited Partnership Agreement and resolutions of the Board approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, and (ii) (A) on the First Closing Date, the incumbency and specimen signature of each officer of MSV executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of MSV, and (B) on each Closing following the First Closing Date, the incumbency and specimen signature of each officer of MSV executing any Notes in connection with such Closing.

(f)           MSV Finance Co. shall have delivered to the Purchasers a certificate dated as of the Closing Date and signed by the secretary or another officer of MSV Finance Co., certifying (i) that the copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board of Directors of MSV Finance Co. approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, and (ii) (A) on the First Closing Date, the incumbency and specimen signature of each officer of MSV Finance Co. executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of MSV Finance Co., and (B) on each Closing following the First Closing Date, the incumbency and specimen signature of each officer of MSV Finance Co. executing any Notes in connection with such Closing.

(g)           Each of the Issuers shall have delivered to the Purchasers a certificate dated as of such Closing Date and signed by the Issuer’s respective chief financial officer or chief executive officer, certifying that (i) each of the Issuers has performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Issuers on or before such Closing Date and (ii) that the conditions set forth in Sections 7.1(a) and 7.1(b) have been met.

(h)           SkyTerra shall have delivered to the Purchasers a certificate dated as of the Closing Date and signed by the secretary or another officer of SkyTerra, certifying (i) that the copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board of Directors of SkyTerra approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, (ii) that the conditions set forth in Sections 7.1(a) and 7.1(b) have been met; and (iii) (A) on the First Closing Date and the Second Closing Date, the incumbency and specimen signature of each officer of SkyTerra executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of SkyTerra, and (B) on each Closing following the First Closing Date, the incumbency and specimen signature of each officer of SkyTerra executing any Warrants in connection with such Closing.

(i)            Each of the Issuers and SkyTerra shall have delivered to the Purchasers a certificate of good standing for each of the Issuers and SkyTerra from the Secretary of State of the State of Delaware, in each case dated within one week of such Closing Date.

(j)            The MCSA shall have been executed by Mobile Satellite Ventures Subsidiary LLC, SkyTerra and MSV and none of them shall have committed a material breach of its obligations thereunder which has not been cured.

(k)           The Registration Rights Agreement shall have been executed and SkyTerra shall not have committed a willful breach of its registration obligations thereunder prior to the relevant Closing Date.

(l)            There shall be no Material Adverse Effect not otherwise cured on the relevant Closing Date (without regard to any amendment to Section 4.10 of the Disclosure Schedules permitted pursuant to Section 7.1(a) of this Agreement).

(m)          Each of the Issuers and SkyTerra will have provided reasonable cooperation in providing the Purchasers with all the information available to them reasonably requested by the Purchasers in writing to verify the satisfaction of any closing condition or otherwise to consummate the Closings.

(n)           On each Closing Date following the First Closing Date, all previously scheduled Closings shall have occurred.

7.2           Conditions to the Obligation of the Issuers and SkyTerra to Consummate the Closings. The obligation of the Issuers and SkyTerra to consummate each Closing on the respective Closing Date therefor and to issue and sell the Securities to the Purchasers on such Closing Date is subject to the satisfaction (or waiver by the Issuers and SkyTerra) of the following conditions precedent:

(a)           The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects, provided that if any representation and warranty includes a materiality qualification (including the words "Material Adverse Effect," "material," "in all material respects" or like words) then, such representation and warranty shall be true and correct in all respects, as of such Closing Date.

(b)           The Purchasers shall have performed all obligations and conditions herein required to be performed or complied with by the Purchasers on or prior to such Closing Date.

(c)           The Purchasers shall have delivered to the Issuers and SkyTerra a certificate dated such Closing Date, executed by an authorized officer, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 7.2.

(d)           There shall not be any Law, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority prohibiting or enjoining the transactions contemplated by this Agreement or the Transaction Documents.

(e)           The sale of the Securities by the Issuers and SkyTerra shall not be prohibited by any Law. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Governmental Authority or of or with any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(f)           The Purchasers shall have delivered to SkyTerra, MSV and MSV Finance Co. each of a Form W-9 or Form W-8, as applicable.

8.           Certain Covenants and Agreements.

8.1           Non-Voting Common Stock.

(a)           SkyTerra shall reserve and keep available for issuance upon and until the exercise of the January Warrants at least such number of its authorized but unissued shares of Non-Voting Common Stock as would be sufficient to exercise the January Warrants in full for shares of Non-Voting Common Stock then issuable pursuant to the January Warrants. SkyTerra shall use its commercially reasonable best efforts to cause its Certificate of Incorporation to be amended to increase the number of shares of Non-Voting Common Stock authorized for issuance thereunder so as to permit the April Warrants to be exercised in full for shares of Non-Voting Common Stock (the “Amendment”). From and after the effective date of the Amendment under Delaware law (the “Effective Date”), SkyTerra shall reserve and keep available for issuance upon and until the exercise of the Warrants at least such number of its authorized but unissued shares of Non-Voting Common Stock as would be sufficient to exercise the Warrants in full for shares of Non-Voting Common Stock then issuable pursuant to the Warrants.

(b)           The Purchasers shall, and shall cause all of their Affiliates to, vote in favor of or consent in writing to the Amendment in respect of all shares of Common Stock over which they and their Affiliates have the power to vote.

(c)           If, on the First Closing Date and thereafter until (but excluding) the Second Closing Date, SkyTerra does not have at least 7,500,000 shares of Non-Voting Common Stock (such amount to be adjusted to reflect any changes in the amount of shares of Common Stock for which the Warrants may be exercised as a result of the antidilution provisions of the Warrants) authorized but unissued (and not otherwise reserved for issuance), less the number of shares of Common Stock for which Warrants have theretofore been exercised, then, during the period from the First Closing Date to the Effective Date, the rate of interest paid by the Issuers on the Notes pursuant to Section 2 hereof shall increase to 16.50% per annum for a period of 90 days, and to 17.0% thereafter, until the Effective Date.

(d)           If, on the Second Closing Date and thereafter until the earlier of the Effective Date and July 1, 2013, SkyTerra does not have at least 25,000,000 shares of Non-Voting Common Stock (such amount to be adjusted to reflect any changes in the amount of shares of Common Stock for which the Warrants may be exercised as a result of the antidilution provisions of the Warrants) authorized but unissued (and not otherwise reserved for issuance), less the number of shares of Common Stock for which Warrants have theretofore been exercised, then, during the period from the Second Closing Date to the earlier of the Effective Date or the date of the repayment in full of the Notes, the rate of interest paid by the Issuers on the Notes pursuant to Section 2 hereof shall be 16.50% per annum for a period of 90 days, and shall increase to 17.0% thereafter; provided, that if the interest rate on the Notes is 17.0% on the day prior to the Second Closing Date, such rate shall remain 17.0% until the earlier of the Effective Date and the date of repayment in full of the Notes.

(e)           On and after the Effective Date, the rate of interest on the Notes shall be permanently readjusted to 16.0% per annum.

(f)           The parties agree to execute supplements or amendments to the Indenture required to effect this Section 8.1, if and when necessary.

(g)           Notwithstanding the foregoing, this Section 8.1 shall be of no effect during any period that: (i) the reason that SkyTerra is unable to cause the Amendment to become effective is due to (x) SkyTerra’s inability to obtain required information from the Purchasers or Inmarsat plc in connection with SkyTerra’s filing of a proxy or information statement with the SEC, if and as required by law, or (y) SkyTerra’s inability to obtain required information from the Purchasers or Inmarsat plc in connection with the resolution of any comments or questions from the SEC with respect to such proxy or information statement; or (ii) SkyTerra effects a tax-free reorganization of its capital structure pursuant to Section 368(a)(1)(E) of the Code such that there are no shares of Non-Voting Common Stock outstanding subsequent to such reorganization.

8.2           Exchange of Non-Voting Common Stock for Common Stock.

(a)           To the extent any holder of a Warrant or its permitted assigns, obtains  shares of Non-Voting Common Stock issued upon exercise of a Warrant, SkyTerra will promptly upon the request of such holder or its permitted assign, exchange such shares of Non-Voting Common Stock for shares of Voting Common Stock on a one-for-one basis.  Upon surrender of certificates representing the shares of Non-Voting Common Stock that are being exchanged as part of such transfer, SkyTerra will issue to such Person certificates representing the appropriate number of shares of  Common Stock.  For the avoidance of doubt, other than as to voting and listing or quotation on a stock exchange, automatic quotation system or the OTC Bulletin Board, the Common Stock and Non-Voting Common Stock shall have identical rights and terms.

(b)           Notwithstanding anything to the contrary contained in this Section 8.1, prior to the issuance of the Voting Common Stock, the holder of the Warrant or its permitted assigns shall have satisfied any and all legal or regulatory requirements for conversion, including compliance with the HSR Act, any applicable FCC requirements and any required shareholder approval as a result of a stock exchange where the Common Stock is then so listed or quoted.  SkyTerra shall use its reasonable best efforts in cooperating with such holder to obtain such legal or regulatory approvals to the extent its cooperation is necessary.  SkyTerra shall pay all necessary filing fees and reasonable out-of-pocket expenses to obtain such approvals.

8.3           Reservation and Authorization of Common Stock; Registration with and Approval of Any Governmental Authority.  From and after the Original Issue Date, SkyTerra shall reserve and keep available for issuance upon and until the exercise of the Warrants such number of its authorized but unissued shares of Voting Common Stock as will be sufficient to permit the exchange in full of all shares of Non-Voting Common Stock issuable upon exercise in full of all outstanding Warrants less the number of shares of Voting

Common Stock that have previously been issued pursuant to Section 8.2.  All shares of Voting Common Stock issuable pursuant to the terms hereof, when issued upon (i) exercise of the Warrants, or (ii) exchange of an equal number of shares of Non-Voting Common Stock in accordance with the terms hereof, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Encumbrances.

8.4           Legends.

(a)           Each certificate for Common Stock initially issued upon the exercise of the Warrants (“Warrant Stock”), each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with two legends in substantially the following forms:  “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF, AND ARE OTHERWISE RESTRICTED BY THE PROVISIONS OF, THE ACT AND THE RULES AND REGULATIONS THEREUNDER.”  “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO THE BENEFIT OF AND ARE SUBJECT TO CERTAIN OBLIGATIONS SET FORTH IN A CERTAIN WARRANT DATED __________, 2009, ORIGINALLY ISSUED BY SKYTERRA COMMUNICATIONS, INC. (THE “WARRANT”), PURSUANT TO THE EXERCISE OF WHICH SUCH SHARES WERE ISSUED.  A COPY OF THE WARRANT IS AVAILABLE AT THE EXECUTIVE OFFICES OF SKYTERRA COMMUNICATIONS, INC.”

(b)           Each Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form:  “NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW.  THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE STOCK ISSUABLE UPON EXERCISE HEREOF MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF, AND ARE OTHERWISE RESTRICTED BY THE PROVISIONS OF, THE ACT, THE RULES AND REGULATIONS THEREUNDER AND THIS WARRANT.”

(c)           Notwithstanding the foregoing provisions of this Section 8, the legend requirements of Section 8.4 shall terminate as to any particular Warrant or shares of Restricted Common Stock when SkyTerra shall have received from the holder thereof an opinion of counsel to the effect that such legend is not required in order to ensure compliance with the Securities Act.  Whenever the restrictions imposed by Section 8.4 shall terminate as to the Warrants, as hereinabove provided, the holder hereof shall be entitled to receive from SkyTerra, at the expense of SkyTerra, a new Warrant not bearing the restrictive legend set forth in Section 8.4(b).

(d)           All Warrants issued upon registration of transfer, division or combination of, or in substitution for, any Warrant or Warrants entitled to bear such legend shall have a similar legend endorsed thereon.  Whenever the restrictions imposed by this Section shall terminate as to any share of Restricted Common Stock, as hereinabove provided, the holder thereof shall be entitled to receive from SkyTerra at SkyTerra’s expense, a new certificate representing such Common Stock not bearing the restrictive legend set forth in Section 8.4(a).

8.5           Publicity.  Except to the extent required by applicable laws, rules, regulations, stock exchange requirements or other obligations set forth in securities agreements outstanding as of the date hereof, neither the Issuers and SkyTerra, on the one hand, nor the Purchasers, on the other hand, shall, without the prior written consent of the other, make any public announcement or issue any press release with respect to the transactions and other matters contemplated by this Agreement.  The Purchasers agree that the Issuers and SkyTerra may issue a press release announcing the consummation of the sale of the Notes and Warrants in the form to be mutually agreed upon by the Issuers, SkyTerra and the Purchasers.

8.6           Use of Proceeds.  The Issuers covenant and agree, and the Purchasers acknowledge, that the proceeds from the sale of the Notes, shall be used by the Issuers for lawful corporate purposes in accordance with the Issuers 2009 business plan, as provided to the Purchasers prior to the execution of the MCSA.

8.7           Right of Negotiation/Pro-rata Participation Right.

(a)           If at any time prior to the earlier of (i) March 1, 2012, and (ii) such time that Purchasers and their Affiliates cease to collectively beneficially own at least five percent (5%) of the outstanding Common Stock, SkyTerra or any of its Subsidiaries proposes to issue any equity securities or options to purchase or rights to subscribe for any equity securities of SkyTerra or any of its Subsidiaries (other than Excluded Stock (as defined below)) (the “Offered Shares”) to any bona fide third party, SkyTerra or such Subsidiary shall first hold discussions with one representative for the Purchasers (the “Right of First Negotiation”) to determine whether a sale of all of the Offered Shares by SkyTerra (or any of its Subsidiaries) to any or all of the Purchasers is of interest to the Purchasers, and to determine whether agreement can be reached on terms reasonably satisfactory to the each of the parties. Upon a good faith determination by SkyTerra that such an agreement cannot be reached or if an agreement is not reached within five Business Days after the commencement of the Right of First Negotiation, SkyTerra may pursue a transaction with a bona fide third party involving the Offered Shares; provided, however, that to the extent any such transaction is consummated, the Purchasers shall have the pro-rata participation right set forth in Section 8.7(b) below.  Any sale of Offered Shares pursuant to this Section 8.7(a) shall be made within sixty (60) days after the commencement of the Right of First Negotiation.  From and after the sixty-first (61st) day after the commencement of the Right of First Negotiation, any sale of Offered Shares shall be subject to the provisions of this Section 8.7(a).

(b)           Following the completion or termination of the Right of First Negotiation, if SkyTerra or any of its Subsidiaries proposes to issue Offered Shares (other than Excluded Stock) to a bona fide third party, SkyTerra shall, no later than fifteen (15) days prior to the consummation of such transaction (a "Preemptive Rights Transaction"), give notice in writing (the "Preemptive Rights Offer Notice") to each Purchaser and to Harbinger Capital Partners Fund I, L.P. ( collectively the “Preemptive Rights Offerees”) of such Preemptive Rights Transaction.  The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, and contain an offer (the "Preemptive Rights Offer") to sell to the Preemptive Rights Offerees, at the same price and for the same consideration to be paid by the proposed purchaser (provided, that, in the event any of such consideration is non-cash consideration, at the election of the Preemptive Rights Offeree to whom the Preemptive Rights Offer is made, such Preemptive Right Offeree may pay cash equal to the value of such non-cash consideration, determined in the manner as Fair Value is determined in the Warrant), all or any part of such Preemptive Right Offeree's pro rata portion of the Offered Shares (which shall be a fraction of the Offered Shares determined by dividing the number of shares of outstanding Common Stock owned by such Preemptive Right Offeree by the sum of (i) the number of shares of outstanding Common Stock owned by such Preemptive Right Offeree and (ii) the number of outstanding shares of Common Stock not held by such Preemptive Right Offeree).  If any Preemptive Right Offeree to whom a Preemptive Rights Offer is made fails to accept (a "Non-Responding Holder") in writing the Preemptive Rights Offer by the tenth (10th) day after SkyTerra's delivery of the Preemptive Rights Offer Notice, such Non-Responding Holder shall have no further rights with respect to the proposed Preemptive Rights Transaction. For purposes of this Section 8.6(b), each Preemptive Right Offeree's ownership of SkyTerra shall be deemed to include the number of shares of Common Stock equal to the product of: (i) the number of shares of common stock of the TerreStar Corporation (“TerreStar Corporation”) owned by such Preemptive Right Offeree divided by the total number of outstanding shares of the TerreStar Corporation outstanding on a fully-diluted basis; and (ii) the shares of Common Stock of SkyTerra held by TerreStar Corporation.  Additionally, notwithstanding the foregoing, no Preemptive Right Offeree shall be deemed to beneficially own another Preemptive Right Offeree's Common Stock.  Any sale of the Offered Shares pursuant to a Preemptive Rights Transaction shall be made within sixty (60) days after the delivery of the Preemptive Rights Offer Notice.  From and after the sixty-first (61st) day after the delivery of the Preemptive Rights Offer Notice, any sale of Offered Shares pursuant to this Section 8.7(b) shall be subject to a new Right of First Negotiation pursuant to Section 8.7(a).

(c)           "Excluded Stock" shall mean (i) options or similar convertible securities to employees, consultants, or directors, (ii) securities reserved for issuance to employees, directors, consultants or other service providers under arrangements, contracts or plans approved by the Board of Directors of SkyTerra, (iii) securities issued to any bank, licensor, equipment lessor or strategic partner, if and to the extent that the transaction in which such sale or grant is not principally for the purpose of raising equity capital, (iv) shares issued upon exercise of the Warrants, (v) securities upon exercise, exchange or conversion of convertible, exchangeable or exercisable securities issued as of the date hereof, (vi) securities issued in a Public Offering, (vii) securities issued in an acquisition transaction, (viii) securities issued in connection with any stock split, stock dividends or recapitalization, in all cases where shareholders are treated equally and ratably and (ix) securities issued by Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures(Canada) Inc.

(d)           Notwithstanding anything to the contrary contained herein, prior to the issuance to the Purchasers of any securities pursuant to the Right of First Negotiation or a

Preemptive Rights Offer or, in the event that securities to be issued are exercisable, convertible or exchangeable for Voting Common Stock, the Voting Common Stock issuable upon exercise, conversion or exchange of such securities, the Purchasers or its permitted assigns on the one hand, and SkyTerra on the other hand, shall have satisfied any and all applicable legal or regulatory or shareholder approval requirements (including the requirements of any stock exchange or automatic quotation system on which the Common Stock is then listed, traded or quoted) for issuance and/or conversion, including compliance with the HSR Act and FCC requirements.  SkyTerra shall use its reasonable best efforts in cooperating with the Purchasers to obtain such legal or regulatory approvals to the extent its cooperation is necessary.  SkyTerra shall pay all necessary filing fees and reasonable out-of-pocket expenses to obtain such legal or regulatory approvals.

(e)           Notwithstanding anything to the contrary contained in this Section 8.7, no party to this Agreement shall have any rights pursuant to this Section 8.7 that are waived pursuant to Section 16.17 of the MCSA.

8.8           Negative Covenants.  Prior to the earlier of (i) March 1, 2012, and (ii) such time that the Purchasers and their Affiliates cease to beneficially own at least 5% of the outstanding Common Stock, without the prior consent of the Purchasers;

(a)           MSV shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of its assets to any Person (as defined in the Indenture) unless after immediately giving pro forma effect to such transaction, the Successor Person (as defined in the Indenture) would have a Consolidated Leverage Ratio (as defined in the Indenture) at least 10% better than immediately prior to the transaction.

(b)           MSV shall not make any Restricted Payment (as defined in the Indenture) in violation of the Indenture, except for purposes of Section 4.08(a)(3)(A) of the Indenture, (i) 100% shall be replaced with 50%, and (ii) the deduction of 1.4 times the Consolidated Interest Expense (as defined in the Indenture) shall be deleted.

8.9           Go-Shop Period.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m. (EST) on the day prior to the First Closing Date, the Issuers, SkyTerra and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”) shall have the right to directly or indirectly:  (i) initiate, solicit and encourage Company Transaction Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to one or more customary confidentiality agreements and eliminating any existing standstill clause of which SkyTerra is a beneficiary, or any other burden or restriction that would prohibit or inhibit any Person actually or potentially interested in making an offer to SkyTerra from pursuing such offer; provided that the Issuers and SkyTerra shall promptly provide to each of the Purchasers any material non-public information concerning SkyTerra or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to the Purchasers; and (ii) enter into and maintain discussions or negotiations with respect to Company Transaction Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b)           Notwithstanding any other provisions of this Agreement to the contrary, if, at any time prior to the First Closing Date, any Issuer or SkyTerra receives a Company Transaction Proposal which the Board of Directors of SkyTerra concludes in good faith constitutes a Superior Proposal, the Issuers and SkyTerra may terminate this Agreement prior to the First Closing Date in order to enter into a definitive agreement implementing such Superior Proposal.

(c)           In case of termination of this Agreement under the terms of this Section 8.9, SkyTerra shall pay the Purchasers, and the Purchasers shall be entitled to receive from SkyTerra, upon completion of the funding of such Superior Proposal, notes convertible into shares of voting common stock of SkyTerra, the principal amount of which shall be equal to 1.5% of the amount issued or otherwise received by SkyTerra or any of its Subsidiaries in the transaction contemplated by the Superior Proposal.  The financial and certain other terms of such notes are set forth in Exhibit C hereto.  Such payment shall take place only upon the receipt by SkyTerra or such Subsidiaries of all or part of the funds, as result of the transaction contemplated by the Superior Proposal.

(d)           In the event that the Purchasers terminate or breach their financing obligations under this Agreement, SkyTerra shall be entitled to seek alternative financing whether or not such financing is determined to be a Superior Proposal.

(e)           As used in this Agreement, the terms:

“Company Transaction Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than the Purchasers or their respective Affiliates relating to any direct or indirect issuance by SkyTerra or any of its respective Subsidiaries, of any debt or equity securities or incurrence of other indebtedness with proceeds of such issuance or incurrence either singularly or in the aggregate exceeding U.S.$500,000,000 and in which the aggregate amount of shares of Common Stock being issued or Common Stock issuable through exercise of warrants does not exceed 20,000,000 shares and no other equity or convertible securities are issued; and

“Superior Proposal” means a bona fide written Company Transaction Proposal that the Board of Directors of SkyTerra in good faith determines, would, if consummated, result in a transaction that is more favorable to SkyTerra and its existing stockholders than the transactions contemplated hereby, which determination is made, (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood (and likely timing) of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law, including, without limitation, the likelihood that the Superior Proposal will satisfy applicable financial ratios and tests under SkyTerra’s existing indebtedness.

(f)           Nothing contained in this Section 8.9 or elsewhere in this Agreement shall prohibit the Board of Directors of SkyTerra from complying with its disclosure obligations under U.S. federal or state Law with respect to a Company Transaction Proposal.

8.10         Affirmative Covenants.  Prior to the earlier of (i) March 1, 2012, and (ii) such time that the Purchasers and their Affiliates cease to beneficially own at least 5% of the outstanding Common Stock, without the prior consent of the Purchasers:

(a)           MSV will cause all properties used or useful in the conduct of its business or the business of any Significant Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of MSV may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 8.10(a) shall prevent MSV or any Significant Subsidiary from (i) discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of MSV, desirable in the conduct of its business or the business of any such Significant Subsidiary or (ii) effectuating an Asset Disposition (as defined in the Indenture) in accordance with the terms of the Indenture.

(b)           MSV shall comply, and shall cause each of its Significant Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as are not in the aggregate reasonably likely to have a Material Adverse Effect.

8.11         Cooperation.  The parties hereto shall cooperate in good faith and make all reasonable necessary, proper or advisable efforts to determine whether any facts or circumstances that could give rise to a Material Adverse Effect exist.  Cooperation under this Section shall not be deemed to be, or be construed, as a waiver of any right, term or provision under this Agreement and shall not create any type of estoppel whatsoever, on the cooperating party, from exercising in full its rights under this Agreement.

9.           Miscellaneous Provisions.

9.1           Rights Cumulative.  Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.2           Pronouns.  All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person, Persons, entity or entities may require.

9.3           Notices.

(a)           Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail (sent certified or registered), overnight courier or facsimile transmission, or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(b)           All correspondence to the Issuers and SkyTerra shall be addressed as follows:

SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston VA 20191
Facsimile No.:  703-390-2770
Attn:  Chief Financial Officer

SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston VA 20191
Facsimile No.:  703-390-6113
Attn:  General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Facsimile No.:  212-735-2000
Attn: Gregory Fernicola

(c)           All correspondence to the Purchasers shall be addressed as follows:

Harbinger Capital Partners Funds
555 Madison Avenue, 16th Floor
New York, NY 10022
Attention: Jeffrey T. Kirshner, Esq.
Senior Vice President and Investment Counsel
Facsimile No.:  (212) 508-3721

with a copy to

Harbert Management Corporation
One Riverchase Parkway South
Birmingham, Alabama 35244
Attention: General Counsel
Fax: (205) 987-5505

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges, LLP
100 Federal Street
Boston, MA 02110
Facsimile: (617) 772-8333
Attn: Joseph J. Basile, Jr.

Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, NY 10153-0119
Facsimile: (212) 310-8007
Attn: Todd R. Chandler

(d)           Any party may change the address to which correspondence to it is to be addressed by notification as provided for herein.

9.4           Captions.  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

9.5           Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.6           Governing Law; Exclusive Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  THE PARTIES HERETO HEREBY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN MANHATTAN IN THE STATE OF NEW YORK.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FOREGOING COURTS AND CONSENT THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO EITHER OF SAID COURTS OR A JUDGE THEREOF MAY BE SERVED INSIDE OR OUTSIDE THE STATE OF NEW YORK BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT (AND SERVICE SO MADE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID) OR BY PERSONAL SERVICE OR IN SUCH OTHER MANNER AS MAY BE PERMISSIBLE UNDER THE RULES OF SAID COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

9.7           Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.8           Assignment.  The rights and obligations of any party hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of such party. None of  the Issuers, SkyTerra or the Purchasers may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, however, that the each of Purchasers may assign this Agreement in whole or in part to one or more Affiliates of the Purchasers, whether presently existing or hereinafter created by providing notice in writing to the Issuers and SkyTerra.

9.9           Survival.  The respective representations and warranties given by the parties hereto shall survive each Closing Date and the consummation of the transactions contemplated herein and shall expire on the date that is eighteen (18) months after such Closing Date (the “Survival Period”). Accordingly, no claim relating to any representation or warranty given by the parties hereto applicable to each Survival Period, may be made following such expiration.  If a claim relating to any representation or warranty given by the parties hereto is made on or prior to the expiration thereof, then, notwithstanding anything to the contrary contained in this Section 9.9, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as such claim has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the parties or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.   The respective covenants and agreements agreed to by a party hereto shall survive the last Closing Date unless otherwise specified.

9.10         Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, among the Issuers and the Purchasers.

9.11         Amendments.  Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by the Issuers and the Purchasers.

9.12         No Third Party Rights.  This Agreement is intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Issuers or SkyTerra) other than the parties hereto.

9.13         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

9.14         Expenses.  Whether or not the transactions contemplated by the Transaction Documents are consummated, the Issuers shall pay all reasonable, documented fees and expenses incurred by the Purchasers in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby.

[Signature pages follow.]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

MOBILE SATELLITE VENTURES LP

By:	/s/ Scott Macleod
	Name:	Scott Macleod
	Title:	Executive Vice President and Chief Financial Officer

MOBILE SATELLITE VENTURES FINANCE CO.

By:	/s/ Scott Macleod
	Name:	Scott Macleod
	Title:	Executive Vice President and Chief Financial Officer

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Scott Macleod
	Name:	Scott Macleod
	Title:	Executive Vice President and Chief Financial Officer and Treasurer

[Signature Page to Securities Purchase Agreement]

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners Offshore Manager, LLC, as investment manager

By:	/s/ William R. Lucas, Jr.

Name:	William R. Lucas, Jr.

Title:	Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, as general partner

By:	/s/ William R. Lucas, Jr.

Name:	William R. Lucas, Jr.

Title:	Executive Vice President

[Signature Page to Securities Purchase Agreement]

LIST OF EXHIBITS

Exhibit A-1:	Form of January Warrant
Exhibit A-2:	Form of April Warrant
Exhibit B:	Form of Indenture
Exhibit C:	Terms of Convertible Notes
Exhibit D:	16.5% Notes Supplemental Indenture

Exhibit A-1
Form of January Warrant

[See Exhibit 10.5 to the Form 8-K filed by SkyTerra Communications, Inc. on July 24, 2008]

Exhibit A-2
Form of April Warrant

[See Exhibit 10.5 to the Form 8-K filed by SkyTerra Communications, Inc. on July 24, 2008]

Exhibit B
Form of Indenture

[See Exhibit 10.4 to the Form 8-K filed by SkyTerra Communications, Inc. on July 24, 2008]

Exhibit C
Terms of Convertible Notes

Term Sheet
Convertible Notes

Issuer:	SkyTerra Communications, Inc. (“SkyTerra”)

Issue:
Senior Convertible Notes (the “Notes”) in an aggregate principal amount equal to 1.5% of the amount issued or otherwise received by SkyTerra or any of its Subsidiaries in the transaction contemplated by the Superior Proposal

Maturity:	7 years

Interest:	Interest will be payable semi-annually in cash at a rate of 10% per annum

Conversion Price:	$10.00 per share, subject to customary public company antidilution adjustments

Ranking:	The Notes will represent general senior unsecured obligations of SkyTerra and will rank equally in right of payment with SkyTerra’s existing and future senior unsecured obligations

Change of Control:
In the event of a Change of Control (as defined in the Indenture for 16% Notes except only relating to SkyTerra), SkyTerra will be required, subject to certain conditions, to make an offer to purchase all of the Notes at 101% of face value thereof plus accrued and unpaid interest thereon to the date of repurchase.

Covenants:	The Notes will be subject to covenants typical for convertible note financings for public companies.

Events of Default:	The Notes will be subject to similar events of default as the 16% Notes plus any additional defaults typical for financings of this type.

Transfer Rights:	Freely transferable subject to applicable securities laws and customary legends and legend removal mechanics.

Fees and Expenses:	SkyTerra will pay or reimburse the reasonable legal fees and other expenses of the purchasers with respect to the negotiation and execution of the definitive documentation.

Governing Law:	The laws of the State of New York.

Exhibit D
16.5% Notes Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE
dated as of              , 2008
between
MOBILE SATELLITE VENTURES LP,
MSV FINANCE CO.,
THE GUARANTORS NAMED HEREIN
and
THE BANK OF NEW YORK
as Trustee
to the
INDENTURE
dated as of January 7, 2008
between,
MOBILE SATELLITE VENTURES LP,
MSV FINANCE CO.,
THE GUARANTORS NAMED THEREIN
and
THE BANK OF NEW YORK
as Trustee
16.5% SENIOR NOTES DUE 2013

THIS FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of             , 2008, among Mobile Satellite Ventures LP, a Delaware limited partnership (the "Company"), MSV Finance Co., a Delaware corporation ("Finance Co."), each of the guarantors listed on Schedule I hereto (the "Guarantors") and The Bank of New York (the "Trustee"), as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and Finance Co. have heretofore executed and delivered an indenture dated as of January 7, 2008 (the "Indenture"), between the Company, Finance Co., each of the Guarantors and the Trustee, pursuant to which the Company and Finance Co. have issued their 16.5% Senior Notes due 2013 (the "Notes") and the Guarantors have provided guarantees (the Notes together with the guarantees, the "Securities");

WHEREAS, Section 8.01(a) of the Indenture provides that without the consent of any Holders, the Company, when authorized by a Board Resolution, Finance Co., the Guarantors and the Trustee may amend this Indenture or the Securities to cure any ambiguity, manifest error, omission, defect, mistake or inconsistency;

WHEREAS, Section 8.02 of the Indenture provides that with the consent of Holders of a majority in aggregate principal amount of the Notes then outstanding, the Company, Finance Co., the Guarantors and the Trustee may make certain amendments to the Indenture;

WHEREAS, the Company, Finance Co. and the Guarantors desire to amend the Indenture as set forth herein;

WHEREAS, all of the Holders have consented to the amendments contained herein;

WHEREAS, the Company is delivering contemporaneously herewith to the Trustee (i) an Officers' Certificate and (ii) an Opinion of Counsel, in accordance with Sections 8.01, 8.02, 11.03 and 11.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Finance Co., the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

CAPITALIZED TERMS

Section 1.01              General.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENTS AND WAIVERS

Section 2.01              Amendment to the Indenture.  The Indenture is hereby amended as follows:

(a)           Section 4.06(b)(4) is hereby amended and restated in its entirety as follows:  "(4) the Old Notes and Guarantees thereof and the Notes issued on the Issue Date and Guarantees thereof";

(b)           the last paragraph of Section 4.06 is hereby deleted in its entirety; and

(c)           Section 11.05 is hereby amended and restated in its entirety as follows: "In determining whether the holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, any Guarantor or any other obligor on the Notes shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not an Issuer, a Guarantor or any other obligor upon the Notes or any Affiliate of any of them."

ARTICLE III

MISCELLANEOUS

Section 3.01              Ratification of Indenture; First Supplemental Indenture Part of Indenture.

(i)
Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail.

(ii)
This First Supplemental Indenture shall become effective upon its execution and delivery by the Company, Finance Co., the Guarantors and the Trustee; provided, however, that the amendments contained in Section 2.01(a) and (b) will not become operative until that time that the Issuers issue $350 million aggregate principal amount of their 16% Senior Notes due 2013 pursuant to that certain Securities Purchase Agreement dated as of July ●, 2008.

(iii)
The Notes include certain of the foregoing provisions from the Indenture.  Upon the operative date of this First Supplemental Indenture, such provisions from the Notes shall be deemed deleted or amended as applicable.

Section 3.02              Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.03              Trustee Makes No Representation.

The recitals contained herein are those of the Company, Finance Co. and the Guarantors and not the Trustee, and the Trustee assumes no responsibility for the correctness of same.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.  All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this First Supplemental Indenture.

Section 3.04              Counterparts.

The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.05                                Effect of Headings.

The section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

MOBILE SATELLITE VENTURES LP, by its General Partner, Mobile Satellite Ventures LP, Inc.

By:
Name:
Title:

By:
Name:
Title:

MSV FINANCE CO.

By:
Name:
Title:

By:
Name:
Title:

ATC TECHNOLOGIES, LLC

(a Delaware limited liability company)

By:
Name:
Title:

MOBILE SATELLITE VENTURES SUBSIDIARY LLC (a Delaware limited liability company)

By:
Name:
Title:

MSV INTERNATIONAL, LLC (a Delaware limited liability company)

By:
Name:
Title:

MOBILE SATELLITE VENTURES INC. OF VIRGINIA (a Virginia corporation)

By:
Name:
Title:

MOBILE SATELLITE VENTURES CORP. (a Nova Scotia unlimited liability company)

By:
Name:
Title:

MOBILE SATELLITE VENTURES HOLDINGS (CANADA) INC. (an Ontario corporation)

By:
Name:
Title:

MOBILE SATELLITE VENTURES (CANADA) INC. (an Ontario corporation)

By:
Name:
Title:

The Bank of New York, as Trustee

By:
Name:
Title: